Exhibit 10.14

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Coupang, Inc. (the “Company”), is to provide a compensation package that enables the Company to attract and retain high-caliber directors and aligns their interests with the interests of the Company’s stockholders.

1.	Eligibility
The Policy applies to all members of the Company’s Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries (“Non-Employee Directors”). Directors who are employees or officers of the Company or its subsidiaries do not receive compensation for their service on the Board.

2.	Equity Compensation
Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Equity Incentive Plan (as amended from time to time, the “Equity Plan”) or a successor equity incentive plan, and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the Equity Plan.
Annual Equity Awards. The Company shall pay annual retainers as set forth below:

Annual retainer for Board membership	$300,000
Additional annual retainers
•Lead Director	$25,000
•Chair of the Audit Committee	$25,000
•Chair of the Compensation Committee	$20,000
•Chair of the Nominating and Corporate Governance Committee	$15,000
•Member of the Audit Committee (other than Chair)	$12,500
•Member of the Compensation Committee (other than Chair)	$10,000
•Member of the Nominating and Corporate Governance Committee (other than Chair)	$7,500
All annual retainers shall be paid in the form of restricted stock units (“RSUs”). A person who is a Non-Employee Director immediately following each annual meeting of the Company’s stockholders and who will continue to serve as a Non-Employee Director immediately following such annual meeting shall be automatically granted on the date of each such annual meeting an award of RSUs covering a number of shares of Company common stock having a value on the date of grant (based on the closing price on such date) determined based upon the table above and the Committee roles of the Non-Employee Director as of the date of the grant. The awards described in this paragraph shall be referred to as an “Annual Award.” Each Annual Award granted will be scheduled to vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders following the date of grant. If a Non-Employee Director terminates service in a Committee role prior to the vesting date, applicable Committee retainer will vest on a pro-rata basis taking account of the Non-Employee Directors length of Committee service during the vesting period. If a Non-Employee Director resigns from the Board prior to the vesting date, all unvested Annual Awards will be forfeited as of the date of resignation.
Notwithstanding anything herein to the contrary, each Non-Employee Director who holds unvested RSUs as of the date this Policy (“Outstanding RSUs”) is adopted will not be eligible to receive an Annual Award as described above until the date of the first annual meeting that occurs after the Non-Employee Director’s Outstanding RSUs have become fully vested in accordance with their terms.
Initial Equity Awards. In connection with joining the Board, a new Non-Employee Director may be granted an award of RSUs covering a number of shares of Company common stock having a value of up to $1,000,000 (as determined by the Board) on the date of grant (based on the closing price on such date). The awards described in this paragraph shall be referred to as an “Initial Award.” An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Award. No Non-Employee Director shall be granted more than one Initial Award. Each Initial Award will vest on a schedule determined by the Board at the time of grant. If a Non-

Employee Director resigns from the Board prior to the vesting date, the unvested portion of any Initial Award will be forfeited as of the date of resignation.
All of a Non-Employee Director’s Initial Award and Annual Awards shall vest in full upon the occurrence of a Change in Control (as defined in the Equity Plan).

4.	Director Pay Limit

The total amount of cash retainers paid and equity awards (valued based on the grant date fair value) granted by the Company to any director for his or her service on the Board shall not exceed $750,000 in any calendar year or $1,000,000 in the calendar year when a director first joins the Board.

5.	Expense Reimbursement

All Non-Employee Directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. In each case and unless otherwise provided by the Board, such expenses shall be in accordance with and subject to the Company’s expense reimbursement policy as presented to the Audit Committee of the Board. The Company shall make reimbursement to a Non-Employee Director within a reasonable amount of time following submission by the Non-Employee Director of reasonable written substantiation for the expenses (and in all events not later than the end of the year following the year in which the related expense was incurred).

6.	Administration
The Board, with the assistance of the Compensation Committee, administers the Policy and may amend the Policy at any time in its sole discretion.

Policy adopted on December 15, 2021